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                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:                          FOR IMMEDIATE RELEASE
FRB/WEBER SHANDWICK
CYNTHIA MARTIN (MEDIA) 312-641-6741
LESLIE LOYET (INVESTORS) 312-640-6672

                              STERICYCLE ANNOUNCES
             REPURCHASE OF $ 6.6 MILLION OF SENIOR SUBORDINATED DEBT

         o The repurchase of $6.6 million of senior subordinated debt reduces Stericycle's weighted average cost of capital and reduces future interest expenses

LAKE FOREST, ILLINOIS, MAY 27, 2003 - STERICYCLE, INC. (NASDAQ: SRCL) announced today that it has repurchased a total of $6.6 million in principal amount of its 12-3/8% senior subordinated notes due 2009. The repurchases were made at prevailing market prices in privately negotiated transactions with two note holders. In connection with these repurchases, we paid a premium of approximately $1.1 million in addition to the principal amount of the notes. This premium and the related non-cash write off of deferred financing charges of $0.2 million will be recorded as one-time interest expense during the quarter ending June 30, 2003. This one-time expense, and any future benefits from the repurchase, have not been included in the earnings guidance that we have previously given.

The result of the premium and the related non-cash write off of deferred financing charges in connection with the repurchase of the bonds will have an impact on earnings per share of approximately $0.02 in the quarter ending June 30, 2003. Excluding this effect, we believe we are on track with our prior public guidance of earnings per diluted share for 2003 of $1.37-1.40.

Our outstanding 12-3/8% senior subordinated notes may not be called for redemption prior to November 15, 2004. When the notes can be called, a premium of 6.125% is payable in connection with redemptions during the first year.

Stericycle's President and Chief Executive Officer, Mark C. Miller, said, "We welcomed the opportunity that arose to repurchase an additional $6.6 million of our senior subordinated notes. Our analysis showed that the repurchase of the notes provides an acceptable return on the use of our funds and contributes to the lowering of our weighed average cost of capital."

SAFE HARBOR STATEMENT: This press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired business, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors identified in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.